Audit Committee Report

Board of Directors
Colmena Corp.
1941 Southeast 51st Terrace
Ocala, FL 34471

Re: Audit Committee Report

Ladies and Gentlemen:

     Pursuant to the requirements of Regulation S-B (Reg.ss.228.306), the undersigned members of the Audit Committee for Colmena Corp. ("Committee") certify as follows:

(1) The Committee has reviewed and discussed with management the audited financial statements for the year ended September 30, 2002;

(2) The Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented;

(3) The Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountants the independent accountants' independence; and

(4) Based on the review and discussion referred to in paragraphs (1) through (3) above, the Committee recommends to the Board of Directors that the audited financial statements for the year ended September 30, 2002, be included in Colmena Corp.'s Annual Report on Form 10-KSB (17 CFR 249.310b) for filing with the Securities and Exchange Commission.


Very truly yours,

Colmena Corp. Audit Committee

/s/ Charles J. Champion, Jr.

Charles J. Champion, Jr.
Committee Chairman


/s/ Robert S. Gigliotti

Robert S. Gigliotti
Committee Member


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